EXHIBIT 10.1

FOURTH AMENDMENT TO CREDIT AGREEMENT

This Fourth Amendment to Credit Agreement (“Amendment”) is made as of April 6, 2010 between MEGABINGO, INC., a Delaware corporation, MGAM SYSTEMS, INC., a Delaware corporation (collectively, “Borrowers” and each a “Borrower”) and COMERICA BANK, a Texas banking association, successor by merger to Comerica Bank, a Michigan banking corporation (“Comerica”), in its capacity as Agent under the Credit Agreement, as defined below (in such capacity, “Agent”).

PRELIMINARY STATEMENT

The Borrowers, Agent, and the Banks are parties to a Credit Agreement dated April 27, 2007 (as amended by a certain letter amendment dated June 6, 2007, the Amendment to Credit Agreement dated October 26, 2007, the Second Amendment to Credit Agreement dated December 20, 2007, and the Third Amendment to Credit Agreement dated July 22, 2009, each among Borrowers, Agent, and the Banks, “Credit Agreement”), providing terms and conditions governing certain loans and other credit accommodations extended by the Agent and Banks to Borrowers.

Borrowers desire to reduce the Revolving Commitment from $65,000,000 to $45,000,000 and to make a payment of $14,625,000 to be applied to the Term Loan.

Borrowers and Agent (acting with the consent of the Banks pursuant to Section 12.10 of the Agreement) have agreed to reduce the Revolving Commitment and to amend certain terms of the Credit Agreement.

AGREEMENT

1.           Defined Terms.  In this Amendment, capitalized terms used without separate definition shall have the meanings given them in the Credit Agreement.

2.           Amendment.

(a)           The following definitions are added to Section 1.1 of the Credit Agreement in their appropriate alphabetical sequence:

“Fourth Amendment Effective Date” shall mean the date upon which the conditions to effectiveness set forth in Section 4 of that certain Fourth Amendment to Credit Agreement dated April 6, 2010, between Agent, Borrowers and the Banks have been met.

“Routine Capital Expenditures” shall mean, for each fiscal quarter included in any period of calculation, Two Million Five Hundred Thousand Dollars ($2,500,000).

(b)           The defined term, “Consolidated Total Funded Debt” in Section 1.1 of the Credit Agreement, is hereby replaced with the following defined term:

“Consolidated Total Net Funded Debt” shall mean at any date, the aggregate amount of all Funded Debt of Borrowers and their Subsidiaries at such date, determined on a Consolidated Basis less Cash on the Balance Sheet in excess of $5,000,000.

(c)           Commencing June 30, 2010 and for each applicable period thereafter, the following definition found in Section 1.1 of the Credit Agreement shall be amended in its entirety as follows:

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus, without duplication and only to the extent reflected as a charge or reduction in the statement of such Consolidated Net Income for such period, the sum of (a) Income Taxes expense, (b) Consolidated Interest Expense, (c) depreciation and amortization expense, including amortization of Development Agreement expense, (d) the amount of non-cash expense incurred during such period with respect to compensation accrued or paid in the form of Borrowers stock, and (e) any extraordinary, unusual or non-cash non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business) of up to $10,000,000 (Any extraordinary, unusual or non-cash non-recurring expenses exceeding $10,000,000 shall be subject to Agent’s approval, which may be granted or withheld in Agent’s sole discretion) minus, to the extent added in calculating Net Income, (x) non-cash income items (including income tax credits) for such period and (y) extraordinary income or gains for such period.

(d)           The following definitions, each appearing in Section 1.1 of the Credit Agreement, are hereby amended in their entirety as follows:

“Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of (i) all cash Consolidated Interest Expense paid or payable in respect of such period on Consolidated Funded Debt plus (ii) all regularly scheduled installments of principal or other sums payable during such period by Borrowers and their Subsidiaries with respect to Consolidated Funded Debt (excluding voluntary or mandatory prepayments of Consolidated Funded Debt and the repayment of the Comerica Debt) plus (iii) all Income Taxes paid or payable during such period, but excluding deferred Income Taxes, plus (iv) the amount of dividends or other distributions on equity declared and paid or payable in cash in respect of such period, plus (v) Routine Capital Expenditures for such period, plus (vi) all repurchases or redemptions of Borrower’s own capital stock during such period which were not financed with the proceeds of the Revolving Commitment or other Indebtedness permitted hereunder, plus (vii) all payments and advances made under or in respect of Development Agreements made during such period which were not financed with the proceeds of the Revolving Commitment or other Indebtedness permitted hereunder, all as determined in accordance with GAAP.

“Consolidated Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Net Funded Debt on such date, to (b) Consolidated EBITDA for the four fiscal quarters then ending.

“Daily Adjusting LIBOR Rate” shall mean for any day a per annum interest rate which is equal to the sum of one percent (1%) plus the quotient of the following (such sum to be rounded upward, if necessary, in the discretion of Agent, to the seventh (7th) decimal place):

(a)           the Eurocurrency Rate;

divided by

(b)           a percentage (expressed as a decimal) equal to 1.00 minus the maximum rate on such date at which Agent is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

“Development Agreements” shall mean direct or indirect Investments made in the development, construction, remodel or expansion of gaming facilities, including but not limited to Native American tribal gaming facilities, which Investments may consist of notes receivable or credit extensions made to existing or prospective customers by a Loan Party or Loan Parties, in the case of joint development agreements.

“Eurocurrency-based Rate” shall mean a per annum interest rate which is equal to the sum of (a) the Applicable Margin plus (b) the greater of (i) the LIBOR Floor or (ii) the quotient of:

(a)           the Eurocurrency Rate for the relevant Advance, divided by

(b)           a percentage equal to 100% minus the maximum rate on such date at which Agent is required to maintain reserves on ‘Eurocurrency Liabilities’ as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurocurrency deposits or includes a category of assets which includes eurocurrency loans, the rate at which such reserves are required to be maintained on such category, such sum to be rounded upward, if necessary, to the seventh (7th) decimal place.

“Revolving Commitment” shall mean Forty Five Million Dollars ($45,000,000), subject to reduction or termination under Sections 2.13 and 8.2 hereof.

(e)           Section 6.1(a) is hereby restated in its entirety as follows:

“(a)           as soon as available, but in any event within ninety (90) days after the end of each fiscal year of MGI, a copy of the audited Consolidated financial statements of MGI and its Subsidiaries as of the end of such year and the related audited Consolidated statements of income, stockholders equity, and cash flows for such year or partial year and underlying assumptions setting forth in each case in comparative form the figures for the previous year, in each certified as being fairly stated in all material respects by an independent, nationally recognized certified public accounting firm reasonably satisfactory to the Agent;”

(f)           Section 6.10 of the Credit Agreement is hereby restated in its entirety as follows:

“6.10           Consolidated Total Leverage Ratio.  Commencing March 31, 2010, maintain, as of any date of determination, a Consolidated Total Leverage Ratio not greater than 1.50 to 1.00.

(g)           Section 6.11 of the Credit Agreement is hereby restated in its entirety as follows:

“6.11           [Reserved].”

(h)           Section 7.7 of the Credit Agreement is hereby restated in its entirety as follows:

“7.7           Limitation on Capital Expenditures.  During the fiscal year ending September 30, 2010, and during each fiscal year thereafter, make or commit to make (by way of the acquisition of securities of a Person or otherwise) any Capital Expenditures, except Capital Expenditures, the amount of which shall not exceed $40,000,000 plus the value of any fixed assets transferred to inventory during such fiscal year.”

(i)           Exhibit B of the Credit Agreement is hereby restated in its entirety with Exhibit B attached hereto.

3.           Representations and Warranties.  Each Borrower represents, warrants, and agrees that:

(a)           This Amendment may be executed in as many counterparts as Agent and the Borrowers deem convenient, and shall become effective upon delivery to Agent of: (i) all executed counterparts hereof from Borrowers and Agent, (ii) written consent of the Majority Banks, as required under Section 12.10 of the Credit Agreement, in the from of Annex I hereto, and (iii) execution and delivery to Agent (in form satisfactory to Agent) of each other document and instrument listed on Annex II hereto.

(b)           Except as set forth on the amended Schedules hereto (which amended schedules constitute restatements of the corresponding Schedules originally attached to the Credit Agreement) and except as expressly modified in this Amendment, to the knowledge of the Responsible Officers of Borrowers, the representations, warranties, and covenants set forth in the Credit Agreement and in each related document, agreement, and instrument remain true and correct, continue to be satisfied in all respects as of the Fourth Amendment Effective Date (except to the extent such representation or warranty expressly relates to an earlier date), and are legal, valid and binding obligations with the same force and effect as if entirely restated in this Amendment.

(c)           Upon execution of the Amendment, the Credit Agreement, as amended by this Amendment will continue to constitute a duly authorized, legal, valid and binding obligation of the Borrowers enforceable in accordance with its terms.

(d)           After giving effect to this Amendment, there is no Default or Event of Default existing under the Credit Agreement, or any related document, agreement, or instrument.

(e)           The Certificate of Incorporation (or corporate formation documents) and Resolution of the Borrowers delivered to Agent in connection with the Credit Agreement have not been repealed, amended or modified since the date of delivery thereof and that same remain in full force and effect.

4.           Conditions.  The obligations of the Agent and the Banks under this Amendment are subject to the occurrence, prior to or simultaneously with the Fourth Amendment Effective Date, of each of the following conditions, any or all of which may be waived in whole or in part by the Banks in writing:

(a)           The Borrowers shall make a payment to be applied to the Term Loan in an amount sufficient to cause the principal balance outstanding thereunder on and after the Fourth Amendment Effective Date to not exceed Forty Five Million Dollars ($45,000,000); provided, however that to the extent such repayment would otherwise result in prepayment of Indebtedness under the Term Loan carried at a Eurocurrency-based Rate, so long as no Default or Event of Default is existing, Borrower may, in lieu of prepayment, establish a cash collateral account in accordance with Credit Agreement Section 2A.8(d) to secure payment thereof upon expiration of the related Eurocurrency-Interest Period(s).

(b)           The Borrowers shall have paid to Agent an amount sufficient to cause the aggregate outstanding Revolving Credit Advances to not exceed Forty Five Million Dollars ($45,000,000).

(c)           The Borrowers shall have paid to Comerica Bank in its capacity as Agent, for distribution to the Banks who have executed and delivered consents to this Amendment on or before close of business April 6, 2010 (“Consenting Banks”), an amendment fee in amount equal to 27.5 basis points payable on the Revolving Commitments plus the principal balance outstanding under the Term Loan of the Consenting Banks, in each case, with such amounts determined after giving effect to the reductions thereof provided for under the terms of this Amendment;

(d)           The Borrowers shall have executed and delivered (or cause to have executed and delivered) to the Banks any and all documents reasonably requested by the Banks;

(e)           All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Amendment or incidental thereto and all other related legal matters shall have been satisfactory to and approved by Agent’s counsel, and said counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested; and

(f)           Agent shall have received the agreements, instruments and documents listed on the Closing Checklist attached hereto as Annex II.

5.           Successors and Assigns.  This Amendment shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

6.           Other Modification.  In executing this Amendment, the Borrowers are not relying on any promise or commitment of Agent that is not in writing signed by Agent.

7.           Expenses.  Borrowers shall promptly pay all out-of-pocket fees, costs, charges, expenses, and disbursements of Agent incurred in connection with the preparation, execution and delivery of this Amendment, and the other documents contemplated by this Amendment.

 [Signature Page Follows]

This Fourth Amendment to the Credit Agreement is executed and delivered as of the Fourth Amendment Effective Date.

COMERICA BANK, as Agent and Bank

By:	s/ Donna Day
Its:	Vice President

MEGABINGO, INC.

By:	/s/ Adam Chibib
Its:	Treasurer

MGAM SYSTEMS, INC.

By:	/s/ Adam Chibib
Its:	Treasurer